FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made to be effective as of the 30th day of January, 2009, by and between 617 7th STREET ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”), and CYBERDEFENDER CORPORATION, a California corporation (“Tenant”).

Recitals

A.           Landlord and Tenant entered into that certain Lease dated October 19, 2007 (the “Lease”), covering certain space known as Suite 401 and consisting of approximately 4,742 square feet of net rentable area (the “Current Premises”) located on the fourth (4th) floor of that certain building located at 617 West 7th Street, Los Angeles, California (the “Building”).

B.           The Lease Term commenced on March 24, 2008 and expires on May 31, 2013.

C.           Tenant desires to lease from Landlord and Landlord desires to lease to Tenant Suite 404 consisting of approximately 2,395 square feet of net rentable area located on the fourth (4th) floor of the Building as more particularly described on Exhibit A attached hereto (the “Expansion Premises” or “Suite 404”) for a term of one year commencing January 26, 2009 and ending January 25, 2010.

D.           Landlord and Tenant are currently negotiating a potential relocation and further expansion of the Expansion Premises into approximately 15,876 square feet of net rentable area located on the ninth (9th) floor of the Building (the “Ninth Floor Space” and the potential lease thereof, the “Ninth Floor Lease”) for a term consisting of the entire remaining balance of the Lease Term.

E.           Unless otherwise expressly provided herein, capitalized terms used herein shall have the meanings as designated in the Lease.

Agreement:

In consideration of the mutual covenants and agreements contained herein and in the Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.           Addition of Expansion Space to Premises.  For the period commencing on January 30, 2009 (the “Expansion Effective Date”) and ending January 29, 2010 (the “Expansion Period”), the Premises shall be expanded to include the Current Premises and the Expansion Premises.  As of the Expansion Effective Date and continuing throughout the Expansion Period, all references in the Lease (and, where the context so requires, in this First Amendment) to the “Premises” shall be deemed to include the Expansion Premises in addition to the Current Premises.  The Expansion Premises shall be added to the Premises, for all purposes, as of the Expansion Effective Date and for the Expansion Period, upon and subject to all of the terms, covenants and conditions of the Lease (as amended hereby); provided, however, that Tenant’s obligation to make rental payments under the Lease with respect to the Expansion Premises, as set forth below, shall commence upon the Expansion Effective Date.  After the addition of the Expansion Premises to the Premises as more fully set forth in this First Amendment and throughout the Expansion Period, the Premises will be deemed to consist of 7,137 square feet of net rentable area.

2.           Expansion Space Delivery. Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Expansion Premises as it deems necessary to evaluate their condition.  Tenant shall accept possession of the Expansion Premises in their current “as-is” condition.

3.           Construction of Improvements.    Landlord shall have no obligation to make any repairs, improvements, additions or alterations to the Expansion Premises or to provide any tenant improvement allowance to Tenant in connection therewith.  Without limiting the generality of the foregoing, the Work Letter attached to the Lease as Exhibit E shall not apply with respect to the Expansion Premises.     Tenant shall be solely responsible for constructing at its sole cost and expense any improvements to the Expansion Premises required for Tenant’s use of the Expansion Premises.

4.           Amendment to Exhibit A.  To reflect the addition of the Expansion Premises to the Premises, for the period commencing on the Expansion Effective Date and continuing throughout the Expansion Period, Exhibit A to the Lease shall be amended to also include Exhibit A to this First Amendment.

5.           Base Monthly Rent – Expansion Premises.  Commencing on the Expansion Effective Date, and continuing each month throughout the Expansion Period, Tenant shall pay Base Monthly Rent for the Expansion Premises (in addition to any other Base Monthly Rent due and payable under the Lease) as follows:

Time Period	Base Monthly Rent

January 30, 2009 – January 29, 2010	$5,787.92

Notwithstanding the foregoing, and on the express condition that Tenant abides by all of the terms and conditions of the Lease and no event of default occurs under the Lease, Tenant shall be entitled to an abatement of Base Monthly Rent with respect to the Expansion Premises only, commencing on the Expansion Effective Date and ending one (1) month thereafter, such that the effective Base Monthly Rent for such one (1) month shall be $Zero.  Notwithstanding such concession of Base Monthly Rent, Landlord and Tenant agree that Tenant’s obligation to pay Base Monthly Rent with respect to the Expansion Premises shall continue throughout the Expansion Period, and in the event that Tenant defaults under the Lease beyond applicable notice and cure periods, then all Base Monthly Rent not collected by Landlord during the Expansion Period due to the foregoing Base Monthly Rent abatement shall, as of the date of Tenant’s default, become immediately due and payable.  Such obligation of Tenant for payment of Base Monthly Rent not collected during the Expansion Period shall be independent of and in addition to Landlord's other rights and remedies available to it pursuant to the Lease or otherwise available at law or in equity.

6.           Additional Rent – Expansion Premises; Modification of Tenant’s Share.  Commencing on the Expansion Effective Date and continuing throughout the Expansion Period, Tenant will pay Tenant’s Share of Expense Increases with respect to the Expansion Premises in accordance with the terms and provisions of Article 4 of the Lease except that the Base Year as set forth in Section Q of the Summary of Basic Lease Terms shall be adjusted, with respect to the Expansion Premises only, to reflect a Base Year of calendar year 2009.  In connection therewith, for the period commencing on the Expansion Effective Date and continuing throughout the Expansion Period, Tenant’s Share, as set forth in Section F of the Summary of Basic Lease Terms shall be increased to 3.711% in total (calculated by dividing 7,137 into 192,323), of which 2.466% shall be associated with the Current Premises and subject to a 2008 Base Year, and 1.245% shall be associated with the Expansion Premises and subject to a 2009 Base Year.  Except as amended hereby, all rental, including, without limitation, Base Monthly Rent and Tenant’s Share of Expense Increases, shall be payable in accordance with the terms and provisions of the Lease.

7.           Negotiations for Ninth Floor Lease.  Base Monthly Rent with respect to the Expansion Premises only shall be temporarily abated for the period commencing on February 26, 2009 and continuing until the earlier of the commencement of the term under the Ninth Floor Lease and December 31, 2009 (the “Expansion Premises Rent Abatement” and the period thereof, the “Expansion Premises Rent Abatement Period”) provided that (a) Tenant and Landlord are negotiating in good faith for the leasing by Tenant of the Ninth Floor Space, (b) Tenant and Landlord have executed a letter of intent regarding such Ninth Floor Lease on or before April 15, 2009, (c) neither party has terminated negotiations regarding the Ninth Floor Lease and (d) the Ninth Floor Lease is executed by Landlord and Tenant on or before June 30, 2009.  In the event (i) such letter of intent is not executed by Landlord and Tenant on or before April 15, 2009, (ii) either party, in their sole discretion for any reason (or for no reason), elects to terminate negotiations regarding the Ninth Floor Lease or (iii) the Ninth Floor Lease is not otherwise executed by Landlord and Tenant on or before June 30, 2009, then the Expansion Premises Rent Abatement shall become null and void and of no further force or effect, and all Base Monthly Rent for the Expansion Premises not collected by Landlord due to the foregoing Expansion Premises Rent Abatement (i.e., the Base Monthly Rent commencing as of the Expansion Effective Date as if no such Expansion Premises Rent Abatement had occurred) shall immediately become due and payable.  Thereafter, all Base Monthly Rent for the Expansion Premises shall continue to accrue in accordance with Section 5 of this First Amendment.

8.           Additional Conditions of Expansion Premises Rent Abatement.  Notwithstanding the concession of Base Monthly Rent with respect to the Expansion Premises set forth in Section 7 above, Landlord and Tenant agree that Tenant’s obligation to pay Base Monthly Rent with respect to the Expansion Premises shall continue throughout the Expansion Period, and in the event that Tenant defaults under the Lease beyond applicable notice and cure periods, then all Base Monthly Rent not collected by Landlord during the Expansion Period due to the foregoing Expansion Premises Rent Abatement shall, as of the date of Tenant’s default, become immediately due and payable.  Such obligation of Tenant for payment of Base Monthly Rent not collected during the Expansion Period shall be independent of and in addition to Landlord's other rights and remedies available to it pursuant to the Lease or otherwise available at law or in equity.

9.           Additional Security Deposit.  Contemporaneously with the execution of this First Amendment, Tenant shall pay to Landlord the amount of $5,787.92 as an additional security deposit (the “Additional Security Deposit”), which Additional Security Deposit will be deemed part of the Security Deposit held by Landlord pursuant to the terms of the Lease, and shall be subject to all of the terms and conditions of the Lease, including without limitation, Article 6 of the Lease, as pertains to the Security Deposit.  Landlord and Tenant acknowledge and agree that Landlord is currently holding a Security Deposit in the amount of $15,000, and that with the addition of the Additional Security Deposit, Landlord will be holding a total of $20,787.92 as a Security Deposit under the Lease.

10.           Brokers.  Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this First Amendment other than CB Richard Ellis, Inc., which has acted as Landlord’s broker.  Tenant shall indemnify Landlord against all costs, expenses, attorneys' fees, and other liability for any commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under Tenant.

11.           Time of the Essence.  Time is of the essence with respect to Tenant’s execution and delivery of this First Amendment to Landlord.

12.           Binding Effect.  Except as modified by this First Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this First Amendment, shall be binding upon the parties hereto, their successors and assigns.  This First Amendment shall become effective only after the full execution and delivery hereof by Landlord and Tenant.

13.           Ratification of Lease.  All of the terms and provisions of the Lease, as herein amended and supplemented, are hereby ratified and confirmed, and shall remain in full force and effect.

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EXECUTED as of the day and year first above written.

LANDLORD:

617 7TH STREET ASSOCIATES, LLC,
a Delaware limited liability company

By:	617 Partners, LP, a Colorado
limited partnership
	Its:	Manager

	By:	AVF Management, LLC,
a Colorado limited liability company
		Its:	General Partner

By:
Name:
		Title:	Voting Member

TENANT:

CYBERDEFENDER CORPORATION,
a California corporation

By:
Name:
Title:

EXHIBIT A

DEPICTION OF EXPANSION PREMISES

[to be attached]